Exhibit 99.1

Edge Therapeutics Reports First Quarter 2018 Financial Results

BERKELEY HEIGHTS, N.J., May 1, 2018 — Edge Therapeutics, Inc. (Nasdaq: EDGE) today announced financial results for the quarter ended March 31, 2018.

First Quarter Financial Results

Cash Position: Cash, cash equivalents and marketable securities as of March 31, 2018 were $75.0 million, compared with $88.1 million as of December 31, 2017. Information on Edge’s ongoing financial obligations and working capital can be found in Edge’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Operating Expenses:  Research and development (R&D) expenses were $12.7 million in the first quarter of 2018, compared to $7.6 million in the first quarter of 2017. The increase in R&D expense was primarily due to an increase in external expenses related to EG-1962 clinical development, and estimated study close down costs for the NEWTON 2 study. General and administrative (G&A) expenses were $4.7 million for the three months ended March 31, 2018, compared to $4.2 million in the comparable period in 2017. The increase in G&A expense was largely due to increases in personnel-related costs, legal fees, professional fees and marketing costs.

Net Loss: Net loss of $20.8 million for the first quarter ended March 31, 2018 included non-cash impairment charges of $2.7 million related to the write-down of machinery and equipment, and compared to net loss of $12.2 million for the comparable period in 2017.

Review of Strategic Alternatives

On April 30, 2018, Edge announced that its Board of Directors is conducting a comprehensive review of strategic alternatives focused on maximizing stockholder value. In conjunction with the exploration of strategic alternatives, Edge intends to streamline its operations in order to preserve its cash resources. Edge has retained Piper Jaffray & Co. to act as its financial advisor to assist with this review process. Potential strategic alternatives that may be explored or evaluated as part of this review include, but are not limited to, an acquisition, merger, business combination or other strategic transaction involving Edge.

There is no defined timeline for completion of the review process. There is no assurance that this review will result in Edge pursuing any transaction or that a transaction, if pursued, will be completed. Edge does not intend to discuss or disclose further developments regarding the strategic review process unless and until its Board of Directors has approved a specific action or otherwise determined that further disclosure is appropriate or required by law.

About Edge Therapeutics, Inc.
Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms for the management of acute, life-threatening conditions. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements
This press release and any statements of representatives of Edge Therapeutics, Inc. related thereto that are not historical in nature contain, or may contain, among other things, certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," “seeks,” "intends," "plans," "potential" or similar expressions, including statements with respect to the potential effects of its products and plans to assess and undertake next steps for the company. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge's control) as described under the heading "Risk Factors" in Edge’s filings with the United States Securities and Exchange Commission.

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Investor and Media Contact:
Gregory Gin
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: ir@edgetherapeutics.com

EDGE THERAPEUTICS, INC.
Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended March 31,

	2018	2017

Operating expenses:

Research and development expenses	$12,742,085	$7,589,496

General and administrative expenses	4,681,516	4,201,842

Impairment charges	2,672,581	-

Total operating expenses	20,096,182	11,791,338

Loss from operations	(20,096,182)	(11,791,338)

Other income (expense):

Interest income	246,639	96,259

Interest expense	(990,560)	(475,141)

Net loss and comprehensive loss	$(20,840,103)	$(12,170,220)

Loss per share basic and diluted	$(0.67)	$(0.42)

Weighted average common shares outstanding basic and diluted	30,965,874	28,998,616

EDGE THERAPEUTICS, INC.
Balance Sheets

	March 31, 2018	December 31, 2017

ASSETS	(unaudited)

Current assets:

Cash and cash equivalents	$74,996,609	$88,067,647

Prepaid expenses and other current assets	917,065	986,680

Total current assets	75,913,674	89,054,327

Property and equipment, net	552,757	3,423,880

Other assets	142,870	142,870

Total assets	$76,609,301	$92,621,077

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:

Accounts payable	$2,957,284	$4,369,133

Accrued expenses	8,472,881	5,422,205

Short term debt	20,900,000	3,075,421

Total current liabilities	32,330,165	12,866,759

Noncurrent liability:

Long term debt	-	17,382,907

STOCKHOLDERS' EQUITY

Preferred stock, 5,000,000 shares authorized at March 31, 2018 and December 31, 2017, 0 outstanding	-	-

Common stock, $0.00033 par value, 75,000,000 shares authorized at March 31, 2018 and December 31, 2017, 31,246,231 shares and 30,869,205 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	10,524	10,400

Additional paid-in capital	217,057,074	214,309,370

Accumulated deficit	(172,788,462)	(151,948,359)

Total stockholders' equity	44,279,136	62,371,411

Total liabilities and stockholders' equity	$76,609,301	$92,621,077